Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Final: For Immediate Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/8276

BAKERS FOOTWEAR REPORTS SECOND QUARTER FISCAL 2007 RESULTS

Company Announces Management Changes

ST. LOUIS, Mo. September 18, 2007– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 257 stores, today announced results for the thirteen and twenty six-weeks ended August 4, 2007. The Company also announced that Michele Bergerac, President and Director, has resigned from the Company to pursue other interests. In addition, Bakers named Mark Ianni, previously General Merchandise Manager to the position of Chief Merchandising Officer and Joseph R. Vander Pluym, previously Vice President - Stores to the position of Chief Operations Officer. Peter Edison, currently Chairman and Chief Executive Officer will assume the title of President.

For the second quarter, the thirteen weeks ended August 4, 2007:

•

Net sales were $42.0 million, compared to $47.2 million for the thirteen-week period ended July 29, 2006. Comparable store sales for the second quarter of fiscal 2007 decreased 18.3%, compared to a decrease of 6.4% in the prior-year period;

•	Gross profit was $9.3 million, or 22.1% of net sales, compared to $13.5 million, or 28.6% of net sales in the second quarter last year;
•

Operating expenses were $16.4 million, or 39.0% of net sales, compared to $15.0 million, or 31.8% of net sales in the second quarter last year. Included in operating expenses for the second quarter of 2007 was a $0.8 million non-cash impairment charge related to specific underperforming stores;

•

Income tax expense was $1.3 million, compared to an income tax benefit of $0.6 million in the second quarter last year. The income tax expense in the current quarter reflects a non-cash charge of $4.1 million for the establishment of a valuation allowance against the Company’s net deferred tax assets in the quarter;

•	Net loss was $8.7 million or $1.35 per share, as compared to a net loss of $1.0 million, or $0.16 per share in the second quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group said, “We are disappointed with our second quarter and first half performance, which reflected a challenging season for opened footwear, especially sandals. As we look ahead, we are intently focused on moving our merchandise direction back to the strategies that have proved highly successful in the past and equally committed to maintaining tight inventory discipline and expense control.”

“I want to thank Michele for her significant contributions over the past eight years, including several strong growth years and wish her well in all her future endeavors,” Mr. Edison continued. “I am also pleased to promote Mark and Joe to the positions of Chief Merchandising Officer and Chief Operations Officer, respectively. Collectively, they have more than 30-years experience at Bakers, understanding our culture, consumer and fashion direction. I am highly confident that this new leadership team will prove effective in returning Bakers to profitable long term growth.”

For the first half of fiscal 2007, the twenty-six weeks ended August 4, 2007:

•	Net sales were $91.2 million, compared to $97.0 million for the twenty-six weeks ended July 29, 2006. Comparable store sales decreased 13.6% compared to a 3.6% decrease in the first half of 2006;
•	Gross profit was $24.6 million, or 26.9% of net sales, compared to $29.8 million, or 30.7% of net sales in the first half of 2006;
•	Operating expenses were $32.9 million, or 36.0% of net sales, compared to $30.1 million, or 31.0% of net sales in the first half of 2006;
•

Income tax expense was $0.7 million, compared to an income tax benefit of $0.2 million in the first half last year. The income tax expense in the current period reflects a non-cash charge of $4.1 million for the establishment of a valuation allowance against the Company’s net deferred tax assets;

•	Net loss was $9.7 million or $1.50 per share compared to a net loss of $0.4 million, or $0.06 per share in the first half of 2006.

Fiscal 2007 Outlook

Mr. Edison concluded: “Our August sales performance continued to be disappointing with a 14.3% same-store sales decline, reflecting significant sandal losses and increased promotional activity to clear summer merchandise. During the third quarter, we expect to take a number of one-time charges as we reposition the Company for an expected profit turn in the fourth quarter. As such, we have withdrawn our fiscal 2007 guidance. I am both resolved and optimistic as we begin the second half of the 2007 year.”

Store Opening Plans

In the first half of fiscal 2007, the Company opened six new stores and remodeled six stores. The Company plans no additional store openings and one store remodeling during the second half of fiscal 2007.

Conference Call

The Company also announced that it will conduct a conference call to discuss its second quarter fiscal 2007 results today, Tuesday, September 18, 2007 at 9:00 a.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (888) 694-4702, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=000040E6. A replay of this call will be available until September 25, 2007 and can be accessed by dialing (877) 519-4471 and entering code 9207968. The web-cast will remain available until November 18, 2007 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended August 4, 2007	Thirteen Weeks Ended July 29, 2006	Twenty-six Weeks Ended August 4, 2007	Twenty-six Weeks Ended July 29, 2006
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$ 41,985	$ 47,185	$ 91,240	$ 96,989
Cost of merchandise sold, occupancy, and buying expenses	32,709	33,674	66,676	67,181
Gross profit	9,276	13,511	24,564	29,808

Operating expenses
Selling	11,213	10,675	23,105	21,074
General and administrative	4,386	4,198	8,950	8,896
Loss on disposal of property and equipment	8	113	45	128
Impairment of long-lived assets	756	—	756	—
Operating loss	(7,087)	(1,475)	(8,292)	(290)

Interest expense	(402)	(184)	(764)	(297)
Other income, net	25	11	37	34
Loss before income taxes	(7,464)	(1,648)	(9,019)	(553)

Income tax expense (benefit)	1,281	(622)	691	(195)

Net loss	$ (8,745)	$ (1,026)	$ (9,710)	$ (358)

Basic loss per share	$ (1.35)	$ (0.16)	$ (1.50)	$ (0.06)
Diluted loss per share	$ (1.35)	$ (0.16)	$ (1.50)	$ (0.06)

Weighted average shares outstanding
Basic	6,493	6,493	6,493	6,413
Diluted	6,493	6,493	6,493	6,413

Cash Flow Data
Cash used in operating activities			$ (3,284)	$ (2,326)
Cash used in investing activities			(3,348)	(10,719)
Cash provided by financing activities			6,417	9,312
Net decrease in cash			(215)	(3,733)

Supplemental Data
Comparable store sales decrease	(18.3)%	(6.4)%	(13.6)%	(3.6)%
Gross profit percentage	22.1%	28.6%	26.9%	30.7%
Number of stores at end of period			257	247

Bakers Footwear Group, Inc. Balance Sheet Data	August 4, 2007	July 29, 2006
(in thousands)	Unaudited	Unaudited
Cash	$ 193	$ 192
Accounts receivable	2,013	2,138
Inventories	22,921	26,268
Other current assets	6,479	3,135
Current assets	31,606	31,733
Property and equipment, net	49,246	45,773
Other assets	1,271	1,386
	$ 82,123	$ 78,892

Accounts payable	$ 10,823	$ 9,107
Revolving credit facility	16,056	7,961
Other current liabilities	9,211	11,891
Current liabilities	36,090	28,959
Noncurrent liabilities	14,244	7,884
Shareholders’ equity	31,789	42,049
	$ 82,123	$ 78,892

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